Exhibit 99.1
Dear Shareholder,
The December 31, 2008 year-to-date net income for Isabella Bank Corporation (ISBA) was $4.10 million, well below the expectations of your Board of Directors and management. Unprecedented mortgage losses suffered as a result of the steep decline in the sales and market value of residential housing resulted in the Corporation charging off $3.33 million of residential mortgages in 2008. By comparison, the combined residential mortgage charge-offs for the prior 20 years were less than $2.20 million.
Assets as of December 31, 2008 were $1.14 billion and total assets under management, which includes loans sold and serviced, trust assets, and assets under the Raymond James brokerage operations, were $1.61 billion. The Corporation paid a total of $0.65 per share in cash dividends during the year, marking the 27th consecutive year that cash dividends have increased.
The Corporation’s asset quality as of December 31, 2008 continues to be acceptable as evidenced by the relatively low percentage of assets that are classified as “non-performing” to total assets of 1.74%, which compares favorably to the September 30 2008 (the most recent date available) state of Michigan peer group average of 2.60%. The Corporation expensed $3.8 million more for estimated loan losses than actual losses incurred during 2008. This extraordinary expense was based on our concern that loan losses will continue to be elevated in 2009 due to the possibility that the Michigan economy will continue to deteriorate, and that congressional action will allow bankruptcy courts, for the first time since the 1930s, to force banks to write down the value of residential mortgage loans. As a consequence, our allowance for loan losses to outstanding loans ratio increased from 1.20% to 1.63%, just in the fourth quarter of 2008. Rest assured that the directors, officers, and employees of ISBA are working diligently to minimize additional loan losses created by the housing crisis.
The Corporation’s risk based capital to risk adjusted total assets ratio of 13.5% at the end of the fourth quarter was exceptionally strong when compared to the required ratio of 8.0% necessary to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules. The Corporation continues to be profitable, well capitalized and currently has funds available to meet its customers’ lending needs. We are able to continue providing quality customer service without the taxpayer funds offered under the TARP Capital Purchase Program. As we noted in our December 10, 2008, press release, the Corporation’s Board of Directors, after carefully reviewing the cost of the federal government’s capital, the terms and conditions of participating in the Capital Purchase Program, and the consequences of having the U.S. Treasury as a preferred stock shareholder, decided it would not be in the best interests of the Corporation’s shareholders to participate in the program.